SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 31, 2004

Children's Books & Toys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19536	95-3971414
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2520 Renaissance Boulevard

King of Prussia, Pennsylvania 19406

(Address of Principal Executive Offices) (Zip Code)

Mr. Jerry R. Welch

President and Chief Executive Officer

2520 Renaissance Boulevard

King of Prussia, Pennsylvania 19406

(Name and Address of Agent For Service)

(610) 292-6600

(Telephone Number, Including Area Code, of Agent for Service)

FAO, Inc.

(Former name or former address, if changed since last report)

ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

FAO Schwarz Business

On January 31, 2004, Children's Books & Toys, Inc. (formerly known as FAO, Inc.) (the “Company”) and its wholly-owned subsidiary Toy Soldier, Inc. (formerly known as FAO Schwarz, Inc.) completed the sale of certain assets related to the Company’s retail, internet and catalog business conducted under the name “FAO Schwarz” at the FAO Schwarz stores located in New York, New York and Las Vegas, Nevada.  VGACS Acquisition, Inc., a Delaware corporation (“VGACS”), a wholly-owned subsidiary of D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company (“D.E. Shaw”), was the buyer of these assets.  Each of the Company, Toy Soldier, Inc. and certain other affiliates on December 4, 2003 filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 03-13672 (JBR).  The Bankruptcy Court gave its final approval of this asset sale on January 26, 2004.  The purchase price for the assets, which consist primarily of inventory, leases and certain intellectual property rights, was composed of (i) a $40.5 million cash payment to the bankruptcy estate of the Company and Toy Soldier, Inc. and (ii) VGACS’s assumption of certain outstanding liabilities of the Company and Toy Soldier, Inc.

As of the date of the purchase, D.E. Shaw was the holder of $3,686,126 in aggregate outstanding principal amount of convertible secured equipment notes of the Company (convertible into 1,890,000 shares of common stock) and $9,900,000 in aggregate outstanding principal amount of subordinated secured notes and held approximately 47% of the outstanding voting equity of the Company (in the form of Class I Convertible Preferred Stock).

A copy of the Amended and Restated Asset Purchase Agreement, dated January 23, 2004 (the “FAO Asset Purchase Agreement”), by and among VGACS Acquisition, Inc., the Company and Toy Soldier, Inc. is attached hereto as Exhibit 2.1.

The Right Start Business

On December 26, 2003, the Company and its wholly-owned subsidiary Targoff-RS, LLC completed the sale of certain assets related to the Company’s retail, internet and catalog business conducted under the name “The Right Start.”  Hancock Park Capital II, L.P., a Delaware limited partnership (“Hancock Park”), was the buyer of these assets.  Each of the Company, Targoff-RS, LLC and certain other affiliates on December 4, 2003 filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court, Case No. 03-13672 (JBR).  The Bankruptcy Court gave its final approval of this asset sale on December 24, 2003.  The purchase price for the assets, which consist primarily of inventory, leases and certain intellectual property rights, was $1.75 million plus the actual cost of the inventory acquired or about $5.4 million in total.

As of the date of the purchase, Hancock Park held approximately 14% of the outstanding voting equity of the Company (in the form of Class I Convertible Preferred Stock).  In addition, Hancock Park had previously designated Brian McDermott (“McDermott”), a principal of Hancock Park Associates III, LLC, which is a general partner of Hancock Park, to serve as a Director of the Company.  McDermott resigned from the Company’s Board of Directors on December 9, 2003.  The Bankruptcy Court determined that Hancock Park was a good faith buyer under section 363(m) of the Bankruptcy Code.

A copy of the Asset Purchase Agreement, dated December 15, 2003, by and among Hancock Park Capital II, L.P., or its designee, the Company and Targoff-RS, LLC, is attached hereto as Exhibit 2.2.

As previously disclosed, it is not anticipated that the shareholders of the Company will realize any cash or other value for their common shares of the Company in connection with the liquidation of the Company.

Name Change

On February 11, 2004,  the Company filed an amendment to its certificate of incorporation changing  its corporate name from “FAO, Inc.” to “Children’s Books & Toys, Inc.”  The name change was made pursuant to the terms of the FAO Asset Purchase Agreement.  Stockholders do not need to exchange stock certificates in connection with this name change.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

2.1

Amended and Restated Asset Purchase Agreement, dated January 23, 2004, by and among VGACS Acquisition, Inc., Children's Books & Toys, Inc. (formerly known as FAO, Inc.) and Toy Soldier, Inc. (formerly known as FAO Schwarz, Inc.)

2.2	Asset Purchase Agreement, dated December 15, 2003, by and among Hancock Park Capital II, L.P., or its designee, Children's Books & Toys, Inc. (formerly known as FAO, Inc.) and Targoff-RS, LLC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Children's Books & Toys, Inc.

Date: February 17, 2004	/s/ Jerry R. Welch
Jerry R. Welch
President and Chief Executive Officer